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                                                                  EXHIBIT (a)(9)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED
   AUGUST 19, 1997 AND THE RELATED LETTER OF TRANSMITTAL. THE OFFER IS NOT
   BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FROM OR ON BEHALF OF,
     HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE OFFER OR ITS
     ACCEPTANCE WOULD VIOLATE THAT JURISDICTION'S LAW. THE COMPANY IS NOT
       AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE
       TENDER OF SHARES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH
        JURISDICTION. IN JURISDICTIONS WHOSE LAWS REQUIRE THAT THE OFFER
        BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE
           DEEMED TO BE MADE ON THE COMPANY'S BEHALF BY DONALDSON,
           LUFKIN & JENRETTE SECURITIES CORPORATION, OR BY ONE OR
             MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE
             LAWS                               OF SUCH
                                 JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                            ENVIROTEST SYSTEMS CORP.

               UP TO 4,444,444 SHARES OF ITS CLASS A COMMON STOCK

                   AT A PURCHASE PRICE NOT GREATER THAN $4.50
                         NOR LESS THAN $3.75 PER SHARE

    Envirotest Systems Corp., a Delaware corporation (the "Company"), invites its shareholders to tender up to 4,444,444 shares of its Class A Common Stock, par value $.01 per share (the "Shares"), to the Company at prices not greater than $4.50 nor less than $3.75 per Share in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 19, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the "Offer"). The Shares are listed and traded on the American Stock Exchange, Inc. under the symbol "ENR."

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00
                                     P.M.,
    NEW YORK CITY TIME, ON SEPTEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

    The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

    The Board of Directors of the Company has approved the making of the Offer. However, shareholders must make their own decision whether to tender Shares and, if so, how many Shares to tender and the price or prices at which Shares should be tendered. Neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares. The Company has been advised that none of its executive officers intends to tender any Shares pursuant to the Offer. The Company has been advised, however, that certain of its directors holding an aggregate of 2,664,021 Shares have reserved the right to tender Shares pursuant to the Offer but have not yet decided whether to do so.

    The Company will, upon the terms and subject to the conditions of the Offer, select the lowest single per Share price (not greater than $4.50 nor less than $3.75 per Share), net to the seller in cash (the "Purchase Price"), that will allow it to buy 4,444,444 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer including the procedure pursuant to which Shares will be accepted for payment and the proration terms described in the Offer to Purchase. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. The term "Expiration Date" means 5:00 p.m., New York City time, on September 17, 1997, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion, to purchase more than 4,444,444 Shares pursuant to the Offer. If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 4,444,444 Shares (or such greater number of Shares as the Company may elect to purchase in accordance with the terms of the Offer to Purchase), the Company will, upon the terms and conditions of the Offer, purchase at the Purchase Price all shares so tendered. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by Continental Stock Transfer & Trust Company (the "Depositary") of certificates for Shares (or a timely confirmation of a book-entry transfer of such Shares into the account of the Depositary at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal, and any other required documents.

    Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 4,444,444 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer in accordance with the terms of the Offer to Purchase) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares on a pro rata basis.
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    The Company's Board of Directors believes that the Company's financial condition and outlook and current market conditions make this an attractive time to repurchase a portion of the outstanding Shares. In addition, the Board of Directors believes that the Offer is in the best interest of the Company and its shareholders and it further believes that it will enhance shareholder value in the short term and the long term. In addition, the Offer affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales.

    The Company expressly reserves the right, in its sole discretion, at any time or from time to time to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. Subject to certain conditions set forth in the Offer to Purchase, the Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares.

    Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on October 14, 1997. For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by a firm that is a recognized member of an acceptable medallion guarantee program (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

    The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before shareholders decide whether to accept or reject the Offer and, if accepted, at what price or prices to tender their Shares. These materials are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list (or, if applicable, who are listed as participants in a clearing agency's security position listing) for transmittal to beneficial holders of Shares.

    The information required to be disclosed by Rule 13e-4(d)(l) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference herein.

    Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below:

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005
                           (800) 549-6864 (Toll Free)
              Banks and Brokers call (212) 269-5550 (Call Collect)

                      THE DEALER MANAGER FOR THE OFFER IS:

           DONALDSON, LUFKIN & JENRETTE
                          SECURITIES CORPORATION

                            2121 Avenue of the Stars
                         Los Angeles, California 90067
                         (310) 282-5511 (Call Collect)